Exhibit 10.9
FIRST AMENDMENT TO THE
A. SCHULMAN, INC.
2002 EQUITY INCENTIVE PLAN
This First Amendment (this “Amendment”) to the A. Schulman, Inc. 2002 Equity Incentive Plan (the “Plan”) is effective as of December 18, 2008.
WHEREAS, A. Schulman, Inc. (the “Company”) previously adopted the Plan; and
WHEREAS, pursuant to Section 13.1 of the Plan, the Company desires to amend the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 2.6 of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Code Section 409A, a Change in Control shall not be deemed to occur unless the events constituting a Change in Control also constitute a “change in control event” under Code Section 409A and the Treasury Regulations promulgated thereunder.
2. Section 2.13 of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Code Section 409A, a Disability shall not be deemed to exist unless the conditions constituting a Disability also constitute a “disability” under Code Section 409A and the Treasury Regulations promulgated thereunder.
3. Section 2.17 of the Plan is hereby deleted in its entirety and the following is substituted therefor:
The value of one Share on any relevant date, determined under the following rules: (a) if the Shares are traded on an exchange, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day; (b) if the Shares are traded over-the-counter with no reported closing price, the mean between the highest and lowest selling prices on the relevant date, if it is a trading day, otherwise on the next trading day; or (c) if neither subsection (a) nor (b) of this definition apply, (i) with respect to any Nonqualified Stock Option or Stock Appreciation Right, the value as determined by the Committee through reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder; and (ii) with respect to any other Award, the fair market value as determined by the Committee in good faith and consistent with any applicable provisions under the Code.

4. Section 2.34 of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, “Subsidiary” means: (i) with respect to Incentive Stock Options, a “subsidiary corporation” as defined under Code Section 424(f); and (ii) with respect to Nonqualified Stock Options and SARS, any person with whom the Company would be considered a single employer under Code Section 414(b) or (c).
5. Section 4.2 of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, an adjustment pursuant to this Section 4.2 shall be made only to the extent such adjustment complies, to the extent applicable, with Code Section 409A.
6. Section 7.4 of the Plan is hereby amended by adding the following to the end thereof:
Restricted Stock Units will be settled within 60 days after the applicable terms and conditions have been met.
7. Article 8 of the Plan is hereby deleted in its entirety and the following is substituted therefor:
Effective December 5, 2002 and as part of the Plan, the Company adopted a procedure through which its non-employee directors could defer receipt of their board and committee fees. Effective October 17, 2006, that procedure was amended and restated in the form of the A. Schulman, Inc. Directors Deferred Units Plan, which is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA.
8. Section 13.2 of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, an adjustment pursuant to Section 13.2 shall be made only to the extent such adjustment complies, to the extent applicable, with Code Section 409A.

9. The Plan is hereby amended by adding the following Sections 16.17 and 16.18 to the end thereof:
16.17 Separation from Service and Six-Month Distribution Delay for Specified Employees.
Regardless of any other provision in the Plan or any Award Agreement:
(a) Subject to Section 16.17(b), if a Participant becomes entitled to the payment, exercise or settlement of any Award that is subject to Code Section 409A upon the Participant’s termination of employment, the payment, exercise, or settlement of such Award will not be made or permitted before the Participant “separates from service” within the meaning of Code Section 409A with the Company and all persons with whom the Company would be considered a single employer under Code Sections 414(b) and (c) (a “Termination”).
(b) If a Participant is a Key Employee and becomes entitled to the payment, exercise or settlement of any Award that is subject to Code Section 409A upon the Participant’s Termination, such payment, exercise or settlement of any Award shall not be made until the first day of the seventh month following such Termination or, if earlier, the Participant’s death. For purposes of the Plan, “Key Employee” shall mean a “specified employee” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Company’s policy for determining specified employees.
16.18 Compliance with Code Section 409A. It is intended that the Awards granted under the Plan be exempt from, or comply with, Code Section 409A and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant. None of the Company, the Board, the Committee or any Related Entity shall have any liability with respect to any failure to comply with the requirements of Code Section 409A.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date set forth above.

A. SCHULMAN, INC.

/s/ Paul F. DeSantis

Printed Name: Paul F. DeSantis
Its:	Vice President, Chief Financial Officer and Treasurer

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